STOCK PURCHASE AGREEMENT

            STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of May 11, 1999, between Knowledge Capital Investment Group, a Texas general partnership (the "Purchaser"), and Franklin Covey Co., a Utah corporation (the "Company").

                                I. SHARE PURCHASE

            1.1. Share Purchase. (a) The Company has authorized the issuance and sale to Purchaser hereunder of 750,000 newly issued shares of Series A Convertible Preferred Stock, having the designations, voting powers, preferences and relative, participating, optional and other special rights, qualifications, limitations and restrictions thereof as are set forth in the Certificate of Designations attached hereto as Exhibit A (the "Series A Preferred" and such shares, the "Shares").

            (b) On the terms and subject to the conditions hereinafter set forth, at the Closing, the Company will issue and sell to Purchaser, and Purchaser will purchase from the Company, the Shares for an aggregate price of $75 million (the "Purchase Price").

            1.2. Purchase Price. The Purchase Price will be payable on the terms and subject to the conditions hereof in cash by bank wire transfer of immediately available funds to an account of the Company designated by the Company by written notice to Purchaser at least three business days prior to the Closing Date.

            1.3. Closing. The closing of the purchase and sale of the Shares (the "Closing") will take place at the offices of Jones, Day, Reavis & Pogue, 599 Lexington Avenue, New York, New York at 10:00 a.m. local time on May 28, 1999 or such other date to which the parties may agree; provided, that all conditions set forth in Article V are satisfied or waived at Closing. (The date on which the Closing occurs is the "Closing Date".)

            1.4. Closing Deliveries. (a) At or prior to the Closing, Purchaser will deliver to the Company:

            (i) the Purchase Price, in accordance with Section 1.2;

            (ii) a certificate executed by an authorized signatory of an officer of a partner of Purchaser ("Purchaser's Manager") certifying that the conditions set forth in Section 5.1(a) have been satisfied;

            (iii) a Stockholders Agreement in the form attached hereto as Exhibit B (the "Stockholders Agreement"), duly executed by Purchaser;

            (iv) a Registration Rights Agreement in the form attached hereto as Exhibit C (the "Registration Rights Agreement"), duly executed by the Company;

            (v) a Monitoring Agreement in the form attached hereto as Exhibit D (the "Monitoring Agreement"); and

            (vi) the legal opinion of JDR&P, addressed to the Company and dated as of the Closing Date, generally as to the matters covered by Sections
      3.1 and 3.2.

            (b) At or prior to the Closing, the Company will deliver to
Purchaser:

            (i) such number of validly issued stock certificates evidencing the Shares as Purchaser requests at least two business days before the Closing;

            (ii) a certificate executed by each of the Chief Executive Officer and Chief Financial Officer of the Company certifying that the conditions set forth in Section 5.2(a) have been satisfied;

            (iii) the Stockholders Agreement duly executed by the Company;

            (iv) the Registration Rights Agreement duly executed by the Company;

            (v) the Monitoring Agreement duly executed by the Company; and

            (vi) the legal opinion of Parr Waddoups Brown Gee & Loveless, P.C., counsel to the Company, addressed to Purchaser and dated as of the Closing Date, in form and substance reasonably satisfactory to Purchaser.

            (c) At or prior to the Closing, the Company and Purchaser will deliver to each other such other documents and instruments required to be delivered by them pursuant to Article V.

                II. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            The Company acknowledges that Purchaser was induced to enter into, and entered into, this Agreement relying upon the representations, warranties and covenants of the Company set forth in this Agreement. Accordingly, the Company represents and warrants to Purchaser that, except as expressly set forth in the Company's filings with the Securities and Exchange Commission (the "SEC") made during the period between January 1, 1999 and the Measurement Date (the "Company Filed SEC Documents"):

            2.1. Organization. (a) The Company and each of its Subsidiaries (which for the purposes of this Agreement will include any and all corporations, partnerships or other legal entities in which the Company or one or more of its other Subsidiaries has the power to (i) elect a majority of the board of directors or similar governing body or (ii) otherwise direct the management and operations thereof, including without limitation limited partnerships in which the Company or other Subsidiaries are general partners): (A) is a corporation or other legal entity duly organized or formed, validly existing and in good standing or otherwise authorized to transact business under the laws of the jurisdiction of its organization, (B) has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and (C) is duly qualified or licensed and in good standing or otherwise authorized to transact business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or license necessary, except in each case to the extent that (1) any Subsidiary's failure to be so organized, existing, in good standing or otherwise authorized or qualified or (2) the Company's or any Subsidiary's failure to be so licensed could not have a Material Adverse Effect. For purposes of this Agreement, the term "Material Adverse Effect" means the existence or occurrence of any event or circumstance which, alone or together with like events and circumstances, could have a material adverse effect on (x) the business, condition (financial or otherwise), results of operations or prospects of the Company and its Subsidiaries, taken as a whole, (y) the ability of the Company or any Subsidiary freely and without liability or material delay to perform its obligations under this Agreement and the other documents contemplated hereby (collectively, the "Related Agreements") or any Material Contract, or (z) the validity or enforceability of any of the documents referred to in the immediately proceeding clause (y) or the rights or remedies of Purchaser hereunder or thereunder.

            (b) Schedule 2.1(b) sets forth a true and correct list of all of the Subsidiaries, their jurisdictions of organization or formation, the percentage or other interests owned (directly or indirectly) by the Company and the owners of all other capital stock or equity interests therein.

            (c) True and complete copies of the Articles of Incorporation and Bylaws of the Company currently in effect, including all amendments and modifications thereto have been made available to Purchaser.

            2.2. Capitalization. (a) The authorized capital stock of the Company consists of 40,000,000 shares of common stock, par value $0.05 per share ("Common Stock"), and 4,000,000 shares of preferred stock, no par value (the "Preferred Stock"). As of May 10, 1999 (the "Measurement Date"), (i) 20,350,385 shares of Common Stock were issued and outstanding, (ii) no series of Preferred Stock has been designated and no shares of Preferred Stock were issued and outstanding, (iii) 6,705,510 shares of Common Stock were held by the Company in treasury, all of which have been listed for trading on the New York Stock Exchange, (iv) 4,947,377 shares of Common Stock were reserved for issuance under the Amended and Restated 1992 Stock Incentive Plan, as amended (the "Stock Incentive Plan"), and (v) no shares of Common Stock were reserved for issuance under the Amended and Restated 1992 Employee Stock Purchase Plan. Except as set forth in the preceding sentences of this Section 2.2, there are no shares of capital stock of the Company authorized, issued or outstanding.

            (b) Except for the obligations of the Company arising under (i) options granted under the Stock Incentive Plan and described in the Company Filed SEC Documents (the "Existing Stock

Options") (which will be specifically listed on a Schedule to be delivered as promptly as practicable after the date hereof, which Schedule will list the aggregate number of shares of capital stock subject thereto and the range of strike prices therefor), and (ii) this Agreement, there are no outstanding subscriptions, options, warrants, rights, convertible securities or any other agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or other securities of the Company or any Subsidiary obligating the Company or any Subsidiary to (A) issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or any Subsidiary, (B) grant, extend or enter into any subscription, option, warrant, right, convertible security or other similar agreement or commitment, or (C) make payment of money or incurrence of indebtedness based upon market prices of the Company's securities or changes in the Company's capitalization.

            2.3. Validity of Shares. Each of the Shares and the Common Stock issuable upon conversion of the Shares have been duly authorized for issuance and, when issued to Purchaser for the consideration set forth herein and as otherwise provided herein, will be duly and validly issued, fully paid, non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and the terms thereof will be as set forth in Exhibit A. At the Closing and upon conversion of the Shares pursuant to their terms, from time to time, as the case may be, Purchaser will acquire good and valid title to the relevant Shares and Common Stock issuable upon their conversion, in each case free and clear of any and all liens, claims, charges, encumbrances, restrictions on voting or alienation or otherwise, or adverse interests (collectively, "Encumbrances").

            2.4. Authority; Binding Effect; Etc. (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and the Related Documents (collectively, the "Transaction Documents"), to perform its obligations and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of the Transaction Documents, the performance by the Company of its obligations thereunder and the consummation by the Company of the transactions contemplated thereby have been duly and validly authorized by the Board of Directors of the Company (the "Board"), and no other corporate authorizations, approvals or proceedings are required in connection with such execution, delivery, performance or consummation under the Company's Articles of Incorporation, Bylaws, any agreement or instrument to which the Company is a party or any law, rule, regulation or requirement to which the Company is subject. The Transaction Documents have been or will be duly and validly executed and delivered by the Company, and each of the Transaction Documents constitutes or will constitute valid and binding agreement of the Company, enforceable against the Company in accordance with its respective terms.

            (b) The Board has taken all actions necessary to approve each of the Transaction Documents and the transactions contemplated thereby and, accordingly, neither the transactions contemplated thereby nor any subsequent transactions involving Purchaser not contemplated thereby are subject to Section 61-6-10 of the Utah Code (the "UC") and no vote of stockholders of the Company is required under any law, rule, regulation or requirement of the SEC, any national securities exchange or any other governmental agency or instrumentality in connection with the authorization, execution, delivery or performance of this Agreement by the Company.

            2.5. SEC Filings. (a) Except as otherwise described on Schedule 2.5(a), the Company and each of its Subsidiaries have filed all required forms, reports and documents with the SEC since January 1, 1996, including without limitation all exhibits thereto (collectively, the "SEC Documents"), each of which complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as in effect on the dates so filed. None of the SEC Documents (as of their respective filing dates) contained or as of the Closing will contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

            (b) Except as described on Schedule 2.5(b), the audited and unaudited consolidated financial statements, together with notes thereto, of the Company and its Subsidiaries included (or incorporated by reference) in the SEC Documents present fairly, in all material aspects, the financial position of the Company and its consolidated Subsidiaries as of the date thereof and the results of their operations for the periods then ended. Except as described on Schedule 2.5(b), all audited financial statements referred to above have been prepared in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP") for year-end financial information and with the instructions to Form 10-K and Regulation S-X, and all unaudited financial statements referred to above have been prepared in accordance with GAAP for interim financial information and with the instructions to Form 10-Q and Regulation S-X. Accordingly, except as described on Schedule 2.5(b), while such unaudited financial statements do not include all the information and footnotes required by GAAP for complete financial statements, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Neither the Company nor any of its Subsidiaries has any liabilities or obligations, fixed or contingent, not reflected in such financial statements, except for (i) liabilities and obligations which in the aggregate are not material and have been incurred in the ordinary course of business since August 31, 1998 and (ii) liabilities and obligations specifically listed and described in reasonable detail on Schedule 2.5(b).

            (c) No representation or warranty made by the Company in this Agreement or to be made in the other documents contemplated hereby, no statement contained in any written financial or operating data furnished or to be furnished by or on behalf of the Company to Purchaser in connection with the transactions contemplated hereby and thereby (including without limitation the unaudited interim financial statements, consolidated or otherwise, of the Company delivered to Purchaser, but excluding any financial forecasts or projections) contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were or will be made, not misleading, or necessary in order fully to provide the information required or purported to be provided therein.

            2.6. Absence of Certain Changes, Etc. (a) Except as disclosed on
Schedule 2.6(a) or in Company Filed SEC Documents, since August 31, 1998, neither the Company nor any of its Subsidiaries has entered into any binding oral or written contract, agreement, arrangement or understanding that is material to its business (other than the Transaction Documents and the transactions contemplated thereby) (each, a "Material Contract") or any material transaction, or conducted its business and operations other than in the ordinary course of business consistent with past practice, and no Material Adverse Effect has occurred or been suffered since such date.

            (b) Except (i) as disclosed in Company Filed SEC Documents, (ii) for compensation and benefits paid or payable to officers, directors and employees described (to the extent required) in the SEC Documents (or, if subsequent thereto, not materially different than the compensation and benefits so described), or (iii) as listed and described on Schedule 2.6(b), since August 31, 1998, the Company and its Subsidiaries have not entered into any transaction, or made any payment to or for the benefit of, directly or indirectly, any officer, director or shareholder of the Company or any Subsidiary, or any Affiliate, Associate or relative of any of the foregoing, or made or entered into any transaction or agreement that would be required to be described on Schedule 2.6(b) pursuant to Rules 401, 402 or 404 of the SEC's Regulation S-K if such Rules applied to disclosures by the Company on Schedule 2.6(b). Schedule 2.6(b) also sets forth a list of all outstanding accounts payable or receivable between the Company and any of its directors or officers (other than routine requests for expense reimbursements).

            2.7. No Violation; Consents. (a) Except as set forth on Schedule 2.7(a), neither the negotiation, execution or delivery by the Company of the Transaction Documents, the performance by the Company of its obligations thereunder, nor the consummation by the Company of the transactions contemplated thereby (i) has constituted or will constitute a breach or violation under the Articles of Incorporation or Bylaws of the Company, the governing documents of any of its Subsidiaries or a violation of law or rules of any national securities exchange, or (ii) has constituted or will constitute a breach, violation or default (or be an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any Encumbrances upon any of the properties or assets of the Company or any of its Subsidiaries under, any Material Contract or any other note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument to which the Company or any of its Subsidiaries is a party or by which they or any of their respective properties or assets are bound or otherwise, or (iii) has constituted or will constitute a violation of any order, writ, injunction, decree, statute, rule or regulation of any court or governmental authority applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, except in the case of clauses

(ii) and (iii) above, such breaches, violations, defaults, terminations, accelerations or creation of Encumbrances which, singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

            (b) Except as set forth in Schedule 2.7(b), no authorization, consent or approval of, or filing with, any court or any public body or authority and no consent or approval of any third party or parties is necessary for the execution, performance and consummation by the Company of the transactions contemplated by this Agreement or the other documents contemplated hereby, including without limitation the listing on the New York Stock Exchange of the Common Stock issuable upon conversion of the Shares.

            2.8. Y2K Compliance. Without limiting the generality or effect of
Section 2.5, there has been no change in circumstances related to the so-called Y2K issues discussed in the Company's Annual Report on Form 10-K for the year ended August 31, 1998 filed with the SEC on November 25, 1998 (the "10-K") that could reasonably be expected to have a Material Adverse Effect on the Company.

            2.9. Brokers. Except as described on Schedule 2.9, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

                III. REPRESENTATIONS AND WARRANTIES OF PURCHASER

            Purchaser acknowledges that the Company was induced to enter into, and entered into, this Agreement relying upon the representations, warranties and covenants of Purchaser set forth in this Agreement. Accordingly, Purchaser represents and warrants to the Company, with respect to itself, as follows:

            3.1. Organization. Purchaser is a general partnership organized under its partnership agreement and authorized to transact business under the laws of its jurisdiction of organization, (ii) has all requisite authority to own, lease and operate its properties and to carry on its business as now being conducted, and (iii) is duly qualified or licensed and otherwise authorized to transact business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or license necessary, except to the extent that the failure by such entity to be so organized, existing, in good standing or otherwise authorized, qualified or licensed could not reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations hereunder.

            3.2. Authority; Binding Effect; Etc. Purchaser has the requisite general partnership power and authority to execute and deliver the Transaction Documents, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery of the Transaction Documents by Purchaser, the performance by it of its obligations thereunder and the consummation by it of the transactions contemplated thereby have been duly and validly authorized. This Agreement has been duly and validly executed and delivered by it and constitutes the valid and binding agreement of it, enforceable against it in accordance with its terms.

            3.3. No Violation. Neither the negotiation, execution or delivery of the Transaction Documents by Purchaser nor the performance by Purchaser of its obligations thereunder nor the consummation by such entity of the transactions contemplated thereby has or will (a) constitute a breach or violation under such entity's constituent documents, (b) constitute a breach, violation or default (or be an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or result in the creation of any Encumbrance upon any of Purchaser's properties or assets under, any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument to which Purchaser is a party or by which entity of any of its properties or assets are bound, or (c) constitute a violation of any order, writ, injunction, decree, statute, rule or regulation of any court or governmental authority applicable to it or any of its properties or assets, in each case except for such breaches, violations, defaults, terminations or Encumbrances that could not reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations hereunder.

            3.4. Consents and Approvals. No authorization, consent or approval of, or filing with, any court or any public body or authority and no consent or approval of any third party or parties is necessary by such entity for the consummation by it of the transactions contemplated by this agreement except for such authorizations, consents, approvals and filings (i) made or obtained prior to the Closing Date, or those not required to be made or obtained until on or after the Closing Date, or (ii) set forth in Schedule 3.4.

            3.5. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission from the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such entity.

            3.6. Investment Intent. Purchaser is purchasing the Shares and Common Stock issuable upon conversion of the Shares for its own account and for investment purposes, and does not intend to redistribute the Shares or the Common Stock issuable upon conversion of the Shares (except as contemplated herein or in a transaction or transactions exempt from registration under the federal and state securities laws or pursuant to an effective registration statement under such laws).

            3.7. Investor Sophistication. Purchaser has such knowledge and experience in financial business matters that it is capable of evaluating the merits and risks of an investment in the Shares and the Common Stock issuable upon conversion of the Shares.

            3.8. Certain Agreements. As of the date hereof, neither Purchaser nor any of its Affiliates is a party to any legally enforceable agreement (written or oral) or any understanding with any officer or director of the Company relating to the voting of any voting security of the Company issued or to be issued by the Company.

                            IV. ADDITIONAL AGREEMENTS

            4.1. Conduct of Business Prior to the Closing. The Company covenants and agrees that between the date hereof and the Closing Date, neither the Company nor any Subsidiary will conduct its business other than in the ordinary course and consistent with the Company's and such Subsidiary's past practice. Without limiting the generality or effect of the foregoing and except as herein expressly provided to the contrary, between the date hereof and the Closing Date the Company will, and will cause each Subsidiary to:

            (a)(i) use its reasonable best efforts to preserve intact its business organizations, (ii) use its reasonable best efforts to keep available the services of the employees of the Company and each Subsidiary (other than by increasing compensation of employees), (iii) continue in full force and effect without material modification all existing material policies or binders of insurance currently maintained in respect of the Company and each Subsidiary and their respective assets, (iv) use its reasonable best efforts to preserve its current relationships with persons with which it has significant business relationships, and (v) pay its indebtedness punctually when and as the same shall become due and payable and perform and observe, in all material respects, its duties and obligations under all Material Contracts;

            (b) not (i) engage in any practice, take any action, fail to take any action or enter into any transaction which could cause any representation or warranty of the Company to be untrue or result in a breach of any covenant made by the Company in this Agreement, (ii) sell, assign, lease (as lessor) or otherwise transfer or dispose of substantially all of its properties or assets, whether by sale of stock or assets, merger or otherwise, (iii) consolidate with or merge into or with any person or entity or enter into or undertake any plan of consolidation or merger with any person or entity, (iv) except for the issuance of the Shares or Common Stock issuable upon conversion, exchange or exercise of Existing Stock Options and the grant of options to relating to up to 100,000 shares of Common Stock in the aggregate in the ordinary course of business in connection with hiring new employees, issue (whether by way of dividend or otherwise), sell or grant to any person or persons, commit or otherwise obligate to issue, sell or grant to any person, firm or corporation, (A) any shares of its capital stock of any class, (B) any securities convertible into or exchangeable for or carrying any rights to acquire from the Company or its Subsidiaries any shares of its capital stock of any class, or (C) any options, warrants or any other rights to acquire from the Company or its Subsidiaries any shares of capital stock of any class, (v) declare or pay any dividends of any kind on any shares of its capital stock of any class, (vi) make any payments of any kind on account of the purchase or other acquisition or redemption or other retirement of any shares of its capital stock of any class or any options or warrants to purchase any such shares,

      (vii) make any other distributions of any kind in respect of any shares of its capital stock of any class or in respect of any such options or warrants, or (viii) commence, join or otherwise participate in any action, suit or proceeding seeking to enjoin, invalidate, be awarded damages as a result of, rescind or otherwise avoid any of the Transaction Documents or any of the actions contemplated thereby except, and solely to the extent, based upon a breach thereof by Purchaser; and

            (c) not take any action that would require a vote or consent of the Series A Preferred or a Special Board Vote (as defined in Exhibit A) under the terms of the Series A Preferred set forth in Exhibit A.

            4.2. Access to Information. No investigation pursuant to this Agreement or otherwise will affect any representation, warranty or covenant in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

            4.3. Confidentiality. All information obtained by Purchaser pursuant to this Agreement will be kept confidential in accordance with the separate confidentiality agreement between an affiliate of Purchaser and the Company governing information received by Purchaser (the "Confidentiality Agreement"). At the Closing, the Confidentiality Agreement will be deemed to have terminated without further action by the parties thereto.

            4.4. Other Authorizations; Notices and Consents. (a) Each party hereto will use its reasonable best efforts to obtain (or in the case of the Company to cause the Subsidiaries to obtain) all authorizations, consents, orders, licenses, permits and approvals of all governmental authorities and officials and third parties that may be or become necessary (i) for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the other documents contemplated hereby and (ii) to permit the continued operations of the business of the Company and its Subsidiaries, and in each case the parties hereto will cooperate fully with each other in promptly seeking to obtain all such authorizations, consents, orders and approvals.

            (b) The Company will and will cause the Subsidiaries to use all reasonable best efforts to give such notices to third parties and use all best efforts to obtain such third party consents, licenses or permits as Purchaser may reasonably deem necessary or desirable in connection with the transactions contemplated by this Agreement.

            (c) The Purchaser will cooperate and use reasonable best efforts to assist the Company in giving such notices and obtaining such consents; provided, however, that Purchaser will not have an obligation to give any guarantee or other consideration of any nature in connection with any such notice or consent or to consent to any change in the terms of any agreement or arrangement which Purchaser may reasonably deem adverse to its interests or those of the Company.

            4.5. No Solicitation or Negotiation. The Company agrees that between the date of this Agreement and the earlier of (a) the Closing and (b) the termination of this Agreement, the Company will not, and will not authorize or permit any Subsidiary, or any Affiliate, officer, director or employee of, or any financial adviser, accountant or other representative retained by, the Company or any Subsidiary (collectively, the "Representatives"), to, directly or indirectly, solicit or encourage any inquiries or proposals for (or which may reasonably be expected to lead to), or engage in discussions or negotiations with or provide any information to any person or entity (other than a Representative of the Company or Purchaser) in connection with, (i) the acquisition of any stock, assets or business of the Company or any Subsidiary,
(ii) any merger or consolidation involving the Company or any Subsidiary, or
(iii) any recapitalization or restructuring of the Company or any Subsidiary, in each case, regardless of whether a third party is involved, provided, however, that the foregoing will not prohibit the Company from providing information to any person or entity to the extent that the Board determines in good faith, after consultation with outside counsel as to legal matters, that its fiduciary duties require it to do so, provided that prior to providing such information
(i) the Company notifies and reasonably consults with Purchaser in connection therewith and (ii) such person or entity has entered into a customary confidentiality agreement reasonably acceptable to the Board. The Company immediately will cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any persons conducted heretofore with respect to any of the foregoing, except as required hereby or expressly permitted pursuant to the immediately preceding sentence. The Company will notify Purchaser, in writing, promptly (but in any event no later than one business day) after any such proposal or offer or any inquiry or other contact with any person with respect thereto, is made and will, in any such notice to Purchaser, (A) indicate in reasonable detail the identity of the person, firm, corporation or other entity making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or other contact and (B) include all written materials received with respect thereto. The Company agrees not to, and to cause each Subsidiary not to, without the prior written consent of Purchaser, release any person, firm, corporation or other entity from, or waive any provision of, and confidentiality or standstill agreement to which the Company or any Subsidiary is a party.

            4.6. Board Matters; Third-Party Takeover Bid. (a) From the date hereof to the Closing, the Company will notify Purchaser at least five business days (or, if shorter, when a general notice is given pursuant to the Bylaws) in advance of every meeting of the Board (or any committee thereof) and will permit a representative of Purchaser to attend, as an observer, such meeting (including, at the option of Purchaser, by telephone); provided, however, that
(i) if, in the opinion of the Chairman of the Board of the Company, the Board is required to deliberate as to a matter involving an actual and material conflict of interest between Purchaser, on the one hand, and the Company on the other hand, the Chairman may exclude such observer from that portion of any meeting relating to such matter but only if no action is taken with respect to any other matter during such observer's absence, and (ii) Purchaser will not be deemed to have such a conflict of interest in respect of a proposal by another person or entity to acquire control of the Company, whether by merger, consolidation or otherwise (a "Third-Party Takeover Bid") unless and until Purchaser informs the Company that it or any of its Affiliates has determined to make a proposal to acquire control of the Company, whether by tender or exchange offer, by merger, consolidation or otherwise (a "Purchaser Takeover Bid").

            (b) In the event that, prior to the Closing Date, the Board determines in good faith, based upon the advice of outside counsel as to legal matters, that its fiduciary duties require it to consider a Third-Party Takeover Bid, then the Company will immediately notify Purchaser thereof and afford Purchaser a reasonable opportunity (not less than five business days) to consider whether to make a Purchaser Takeover Bid in response thereto. If Purchaser (or an Affiliate thereof) submits a Purchaser Takeover Bid that provides substantially equivalent or higher value to the stockholders of the Company (other than

Purchaser and its Affiliates) than a Third-Party Takeover Bid which the Board otherwise proposes to authorize the Company to accept, the Company will, unless prohibited by Law, accept Purchaser's Takeover Bid without any subsequent rounds of bidding and Purchaser's Takeover Bid will not be terminable by the Company in the event of a subsequent Third Party Takeover Bid.

            (c) Notwithstanding any other term or provision hereof, nothing in this Section 4.6 will affect the parties' respective obligations in respect of the purchase and sale of the Shares provided for herein whether or not a Third-Party Takeover Bid shall have been made.

            4.7. Public Announcements. Purchaser and the Company will agree as to the form and content of any press releases or public statements with respect to this Agreement and the transactions contemplated hereby before issuing, or permitting any agent or Affiliate to issue any such release or statement; provided, however, that nothing contained herein will prevent either party from making any such public disclosure or announcement as it shall determine in good faith to be required to comply with law; provided, further however, that such party will use reasonable efforts to assure that, if reasonable in the circumstances, the other party will have the opportunity to review any disclosure or announcement prior to release.

            4.8. Use of Proceeds. The Company will use the proceeds of the transactions contemplated hereby (i) to pay the Company's expenses reasonably incurred in connection with the negotiation of the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, (ii) to pay the expenses of Purchaser as contemplated by Section 8.1, and (iii) as the Board shall otherwise direct.

            4.9. Further Action. Each of the parties hereto will use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things reasonably necessary, proper or advisable under applicable law, and execute and deliver such document and other papers, as may be required to carry out the provisions of this Agreement and the other documents contemplated hereby and consummate and make effective the transactions contemplated hereby and thereby.

            4.10. Third-Party Claims. Without limiting any other provision hereof, if an action, suit or proceeding contemplated by Section 5.2(b) hereof has been commenced or threatened against the Company or any of its Subsidiaries, officers or directors, the Company will afford Purchaser the right to participate in the defense thereof.

            4.11. Indemnification. (a) Notwithstanding any other provision hereof, the Company will indemnify and hold harmless each of Purchaser and its Affiliates and Associates and their respective partners, officers, directors, employees, attorneys, advisors and agents controlling and any person or entity controlling, controlled by or under common control with any of the foregoing within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, including without limitation The Hampstead Group, L.L.C. and its Affiliates and Associates (collectively, the "Indemnified Parties"), from and against all losses, claims, liabilities, damages, costs (including without limitation costs of preparation and attorneys' fees and charges) and expenses (including without limitation expenses incurred in connection with investigating, preparing or defending any action, claim or proceeding, whether or not in connection with pending or threatened litigation in which any Indemnified Party is a party) or actions in respect thereof arising out of any actual or threatened claim against such Indemnified Party by a person or entity related to or arising out of or in connection with this Agreement, the Stockholders Agreement or any other Transaction Document, any actions taken by any Indemnified Party pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby (whether or not the transactions contemplated hereby or thereby are consummated) and any breach of any provision thereof by the Company (collectively, "Transactional Losses"); provided, however, that the Company will not be liable to any Indemnified Party for any Transactional Losses to the extent, but only to the extent, that it is finally judicially determined by a court of competent jurisdiction (which determination is not subject to appeal) that such Transactional Losses resulted primarily from such Indemnified Party's gross negligence or intentional violation of law. The indemnification provisions of this Section 4.11 are expressly intended to cover Transactional Losses relating to an Indemnified Party's own ordinary negligence. The Company will promptly reimburse each Indemnified Party for all such Transactional Losses as they are incurred. The rights of any Indemnified Party hereunder will not be exclusive of the rights of any Indemnified Party under any other agreement or instrument to which the Company is a party. Nothing in such other agreement or instrument will be interpreted as limiting or otherwise adversely affecting an Indemnified Party's rights hereunder and nothing in this Agreement will be interpreted as limiting or otherwise adversely affecting the Indemnified Party's rights under any such other agreement or instrument.

            (b) If the foregoing indemnity is unavailable to any Indemnified Party or insufficient to hold any Indemnified Party harmless, then the Company will contribute to the amount paid or payable by such Indemnified Party as a result of such Transactional Loss in such proportion as is appropriate to reflect the relative fault of the Company, on the one hand, and such Indemnified Party, on the other, as well as any other relevant equitable considerations. The relative fault of the Company, on the one hand, and any Indemnified Party, on the other, will be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been taken by, or relates to information supplied by, the Company or such Indemnified Party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent any such action, statement or omission. The amount paid or payable by a party as a result of any Transactional Losses will be deemed to include any legal or other fees or expenses incurred by such party in connection with any action, suit or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this paragraph were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to above. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

            (c) The provisions of this Section 4.11 will survive notwithstanding any termination hereof or the Closing of any of the transactions contemplated hereby.

            (d) The indemnity, contribution and expense reimbursement obligation of the Company in this Agreement will be in addition to any liability the Company may otherwise have. The obligations of the Company to each Indemnified Party will be separate obligations, and the liability of the Company to any Indemnified Party will not be extinguished solely because any other Indemnified Party is not entitled to indemnity or contribution hereunder.

            4.12. Securities Law Filings. As promptly as practicable but not later than 45 calendar days after the Closing Date, the Company and, if applicable, the officers and directors of the Company will make such filings with the SEC, or make amendments to existing filings, as Purchaser may reasonably request.

                            V. CONDITIONS TO CLOSING

            5.1. Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or prior to the Closing, or each of the following conditions:

            (a) Representations, Warranties and Covenants. The representations and warranties of Purchaser contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects (other than those qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) as of the Closing, with the same force and effect as if made as of the Closing, other than such representations and warranties as are made as of another date (which shall be true and correct as of the other date), and the covenants and agreements contained in this Agreement to be complied with by Purchaser as of or before the Closing Date shall have been complied with in all material respects.

            (b) Injunctions. No injunction or order shall have been entered and continue to be in effect in any action, suit or proceeding commenced by or before any governmental authority against the Company enjoining, restraining or materially and adversely altering the transactions contemplated hereby (any such injunction or order, an "Injunction").

            (c) Closing. The Closing shall have occurred on or before July 31, 1999 (the "Outside Date").

            (d) Deliveries. All items set forth in Section 1.4(a) hereof shall have been delivered to the Company.

            5.2. Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

            (a) Representations, Warranties and Covenants. The representations and warranties of the Company contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects (other than those qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) as of the Closing with the same force and effect as if made as of the Closing, other than such representations and warranties as are made as of another date (which shall be true and correct as of the other date), and the covenants and agreements contained in this Agreement to be complied with by the Company as of or before the Closing Date shall have been complied with in all material respects.

            (b) Litigation. No action, suit or proceeding shall have been commenced or threatened by or before any court or other governmental authority against Purchaser, the Company or any of their respective Affiliates seeking to restrain or materially and adversely alter the transactions contemplated hereby or by the other Transaction Documents, which in the good faith judgment of Purchaser has or is likely to render it impossible or unlawful to consummate the transactions contemplated thereby or could have a Material Adverse Effect or otherwise render inadvisable, in the good faith judgment of Purchaser, the consummation of the transactions contemplated hereby or thereby; provided, however, that the provisions of this Section 5.2(b) will not apply if Purchaser has directly or indirectly initiated any such action.

            (c) Injunction. No Injunction shall be in effect.

            (d) Resolutions of the Company. Purchaser shall have received a true and complete copy, certified by the Secretary or an Assistant Secretary of the Company, of the resolutions duly and validly adopted by the Board dated at least one day prior to Closing evidencing its authorization of the execution and delivery of the Transaction Documents, as amended, the consummation of the transactions contemplated hereby and thereby, the reconstitution of the Board as contemplated hereby and the Board's approval of the acquisition of the Shares and Common Stock upon conversion the Shares by Purchaser pursuant to Section 61-6-10 of UC.

            (e) Consents and Approvals. Purchaser and the Company shall have received, each in form and substance satisfactory to Purchaser in its reasonable good faith determination, all authorizations, consents, orders, permits, licenses and approvals of all governmental authorities and officials and all third party consents required for consummation of the transactions contemplated hereby.

            (f) No Material Adverse Effect. Since August 31, 1998, no event or events (other than those described on Schedule 2.6 or specifically disclosed in Company Filed SEC Documents) shall have occurred with respect to the Company or any Subsidiary, or be reasonably likely to occur with respect to any thereof, which could have a Material Adverse Effect.

            (g) No Market Change. There shall not have occurred (i) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange or the NASDAQ, (ii) a decline of 10% or more in either the Dow Jones Average of Industrial Stocks, the Standard & Poor's 500 Index or the NASDAQ NAS/NMS Composite Index from the date of this Agreement, (iii) the declaration of a banking moratorium or any limitation or suspension of payments in respect of the extension of credit by banks or other lending institutions in the United States, (iv) any commencement of war, armed hostilities or other international or national calamity directly involving the United States or having a significant adverse effect on the functionality of financial markets in the United States, or (v) in the case of any of the foregoing, existing at the date of this Agreement, a material acceleration or worsening thereof;

            (h) Closing. The Closing shall have occurred on or before the Outside Date.

            (i) Deliveries. All items set forth in Section 1.4(b) hereof shall have been delivered to Purchaser.

                               VI. INDEMNIFICATION

            6.1. Indemnification of Purchaser. Subject to the terms of this
Article VI, the Company covenants and agrees to indemnify and hold harmless each Indemnified Party from and against any loss, damage or expense, including without limitation reasonable attorneys' and accountants' fees and charges (each such individual occurrence is hereinafter referred to as a "Loss" and collectively, as "Losses") suffered by any Indemnified Party, directly or indirectly, as a result of any inaccuracy in or breach of any of the representations, warranties, covenants or agreements made by the Company hereunder or in any other document contemplated hereby or any inaccuracy or misrepresentation by the Company or any Subsidiary in a document, certificate or affidavit delivered by the Company at the Closing or in any thereof. The rights of any Indemnified Party hereunder will not be exclusive of the rights of any Indemnified Party under any other agreement or instrument to which the Company is a party. Nothing in such other agreement or instrument will be interpreted as limiting or otherwise adversely affecting an Indemnified Party's rights hereunder and nothing in this Agreement will be interpreted as limiting or otherwise adversely affecting the Indemnified Party's rights under any such other agreement or instrument, provided, however, that no Indemnified Party will be entitled hereunder to recover more than its indemnified Loss.

            6.2. Procedure for Claims. (a) Notice of Claims. After obtaining knowledge of any claim or demand which has given rise to a claim for indemnification under this Article VI (referred to herein as an "Indemnification Claim"), and Indemnified Party will be required to give written notice to the Company of such Indemnification Claim ("Notice of Claim"). A Notice of Claim will be given with respect to all Indemnification Claims; provided, however, that the failure to give Notice of Claim to the Company will not relieve the Company from any liability that it may have to an Indemnified Party hereunder to the extent that the Company is not prejudiced by such failure. The Notice of Claim will be required to set forth the amount (or a reasonable estimate) of the Loss or Losses suffered, or which may be suffered, by an Indemnified Party as a result of such Indemnification Claim, whether or not the Threshold has been reached, and a brief description of the facts giving rise to such Indemnification Claim. The Indemnified Party will furnish to the Company such information (in reasonable detail) it may have with respect to such Indemnification Claim (including copies of any summons, complaint or other pleading which may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same).

            (b) Third Party Claim. (i) If the claim or demand set forth in the Notice of Claim is a claim or demand asserted by a third party (a "Third Party Claim"), the Company will have 15 calendar days after the date of receipt by the Company of the Notice of Claim (the "Notice Date") to notify the Indemnified Parties in writing of the election by the Company to defend the Third Party Claim on behalf of the Indemnified Parties, provided, however, that the Company will be entitled to assume the defense of any such Third Party Claim only if it unconditionally and irrevocably undertakes to indemnify all Indemnified Parties in respect thereof.

            (ii) If the Company elects to defend a Third Party Claim on behalf of the Indemnified Parties, the Indemnified Parties will make available to the Company and their agents and representatives all records and other materials in their possession which are reasonably required in the defense of the Third Party Claim and the Company will pay all expenses payable in connection with the defense of the Third Party Claim as they are incurred.

            (iii) In no event may the Company settle or compromise any Third Party Claim without the Indemnified Parties' consent, which may not be unreasonably withheld, provided, however, that if a settlement is presented by the Company to the Indemnified Parties for approval and the Indemnified Parties withhold their consent thereto, then any amount by which the final Losses (including reasonable attorneys' fees and charges) resulting from the resolution of the matter exceeds the rejected settlement amount, plus attorneys' fees incurred to such date, will be excluded from the amount covered by the indemnification provided for in this Agreement and shall be borne by the Indemnified Parties.

            (iv) If the Company elects to defend a Third Party Claim, the Indemnified Parties will have the right to participate in the defense of the Third Party Claim, at the Indemnified Parties' expense (and without the right to indemnification for such expense under this Agreement), provided, however, that the reasonable fees and expenses of counsel retained by the Indemnified Parties will be at the expense of the Company if (A) the use of the counsel chosen by the Company to represent the Indemnified Parties would present such counsel with a conflict of interest; (B) the parties to such proceeding include both Indemnified parties and the Company and there may be legal defenses available to Indemnified Parties which are different from or additional to those available by the Company; (C) within 10 calendar days after being advised by the Company of the identity of counsel to be retained to represent Indemnified Parties, they shall have objected to the retention of such counsel for valid reasons (which shall be stated in a written notice to the Company), and the Company shall not have retained different counsel satisfactory to the Indemnified Parties; or (D) the Company shall have authorized the Indemnified Parties to retain a single separate counsel at the expense of the Company, such authorization to be made by the directors who are not designees of Purchaser or its Affiliates.

            (v) If the Company does not elect to defend a Third Party Claim, or does not defend a Third Party Claim in good faith, the Indemnified Parties will have the right, in addition to any other right or remedy it may have hereunder, at the sole and exclusive expense of the Company, to defend such Third Party Claim.

            (c) Cooperation in Defense. The Indemnified Parties will cooperate with the Company in the defense of a Third Party Claim and make reasonably available the facts relating to the Third Party Claim. Subject to the foregoing,
(i) no Indemnified Party will have any obligation to participate in the defense of or to defend any Third Party Claim and (ii) no Indemnified Parties' defense of or their participation in the defense of any Third Party Claim will in any way diminish or lessen their right to indemnification as provided in this Agreement.

            6.3. Indemnification of the Company. Purchaser will indemnify and hold harmless the Company and its current and future officers, directors, employees and agents from and against damage or expense (including without limitation reasonable attorneys' and accountants' fees and charges) suffered by any of them as a result of any inaccuracy in or breach of any of the representations, warranties or covenants may by Purchaser hereunder. The procedures for and limits on indemnification in respect of the obligations of Purchaser under this Section 6.2 will be the same as those set forth in Section 6.2.

                           VII. TERMINATION AND WAIVER

            7.1. Termination. This Agreement may be terminated at any time prior to the Closing:

            (a) By Purchaser if, between the date hereof and the Closing; (i) an event or condition occurs that has resulted in or that could reasonably be expected to result in an Material Adverse Effect, (ii) any representation or warranty of the Company contained in this Agreement shall not have been true and correct in all material respects when made, (iii) the Company shall not have complied with any covenant or agreement to be complied with by it and contained in this

      Agreement, or (iv) the Company or any Subsidiary makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against the Company or any Subsidiary seeking to adjudicate any of them a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any law relating to bankruptcy, insolvency or reorganization; provided, however, that in the case of events described in clause (ii) or (iii) of this sentence, Purchaser may not terminate this Agreement pursuant to this Section 7.1(a) unless Purchaser shall have notified the Company of its intention to do so and given the Company the opportunity to cure any breach of this Agreement (if and to the extent curable) during the period commencing with the date of such notice and ending on the earlier of (A) the Outside Date and (B) ten business days after the date of such notice;

            (b) By the Company if, between the date hereof and the Closing: (i) any representation or warranty of Purchaser contained in this Agreement shall not have been true and correct in all material respects when made or
      (ii) Purchaser shall not have complied with any covenant or agreement to be complied with by any of them contained in this Agreement; provided, however, that the Company may not terminate this Agreement pursuant to this Section 7.1(b) unless the Company shall have notified Purchaser of its intention to do so and given Purchaser the opportunity to cure any breach of this Agreement (if and to the extent curable) during the period commencing with the date of such notice and ending on the earlier of (A) the Outside Date and (B) ten business days after the date of such notice;

            (c) By any of the Company or Purchaser if the Closing shall not have occurred by the Outside Date; provided, however, that the right to terminate this Agreement under this Section 7.1(c) will not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

            (d) By either Purchaser or the Company in the event that any government authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

            (e) By the mutual written consent of the Company and Purchaser.

            7.2. Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement will forthwith become void and there will be no liability on the part of any party hereto except that (a) Sections 4.3, 4.11, 6.1, 6.2 and 8.1 and Article VI will remain in full force and effect and (b) nothing herein will relieve any party from liability for any breach of this Agreement.

            7.3. Waiver. Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of any other party, (b) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered by any other party pursuant hereto, or (c) waive compliance with any of the agreements or condition of the other party contained herein. Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or conditions of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights. After the Closing, this Agreement may be waived or amended by the Company only with the approval of a majority of the members of the Board not designated for election by Purchaser.

                            VIII. GENERAL PROVISIONS

            8.1. Expenses. Without limiting the generality or effect of any other provision hereof, including without limitation Section 6.1 or any agreement or instrument contemplated hereby, if (a) the Closing occurs or (b) the Closing does not occur and the Company has breached any of its representations, warranties, covenants or agreements herein, the Company will, upon request by Purchaser, promptly reimburse Purchaser for all out-of-pocket fees, costs and expenses, including without limitation legal, accounting, financing, inspection, appraisal, and computer, environmental, actuarial, insurance and other consultants' fees and charges, relating to this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby (including without limitation any filing fee associated with a filing after the Closing Date by Purchaser under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 with respect to the Shares (the "HSR
Fee")) (collectively "Expenses"), regardless of whether such transactions are consummated.

            8.2. Notices. All notices, requests, claims, demands and other communications hereunder must be in writing and will be given or made (and will be deemed to have been duly given or made upon receipt) by delivery in person, by courier services, by cable, by fax, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.2):

            (a)   If to the Company:

                  Franklin Covey Co.
                  2200 West Parkway Boulevard
                  Salt Lake City, Utah  84119-2331
                  Attention: Val J. Christensen
                  Fax: (801) 817-8723
                  with a copy to:

                  Parr Waddoups Brown Gee & Loveless, P.C.
                  P.O. Box 11019
                  Salt Lake City, Utah 84147
                  Attention: Scott W. Loveless
                  Fax: (801) 817-7750

            (b)   If to Purchaser:

                  Knowledge Capital Investment Group
                  4200 Texas Commerce Tower
                  Dallas, Texas 75201
                  Attention:  Daniel A. Decker
                  Fax:  (214) 220-4949

                  with a copy to:

                  Jones, Day, Reavis & Pogue
                  599 Lexington Avenue
                  New York, New York  10022
                  Attention:  Robert A. Profusek, Esq.
                  Fax:  (212) 755-7306

            8.3. Headings. The descriptive headings contained in this Agreement are for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement.

            8.4. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect as long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provisions is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transaction contemplated hereby are consummated as originally contemplated to the greatest extent possible.

            8.5. Entire Agreement. This Agreement and the other agreements and instruments referenced herein (including all Exhibits and Schedules referenced herein or therein) constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, between the Company and Purchaser with respect to the subject matter hereof and thereof.

            8.6. Assignment. This Agreement may not be assigned by operation of law or otherwise (other than an assignment to a Related Person of Purchaser) without the express written consent of the non-assigning party or parties (which consent may be granted or withheld in the sole discretion of such parties). "Related Person" of Purchaser means any Affiliate of Purchaser or any investment fund, investment account or investment entity whose investment manager, investment advisor or principal thereof, is such Purchaser, an Affiliate of such Purchaser or an investment manager, investment advisor or principal of such Purchaser or Affiliate.

            8.7. No Third Party Beneficiaries. This Agreement will be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and, except as provided herein with respect to Indemnified Parties (who are intended third-party beneficiaries hereof), nothing herein, express or implied, is intended to or will confer upon any other person any legal or equitable right, benefit or remedy of any mature whatsoever under or by reason of this Agreement.

            8.8. Amendment. This Agreement may not be amended or modified except
(a) by an instrument in writing signed by, or on behalf of, the Company and Purchaser or (b) by a waiver in accordance with Section 7.3.

            8.9. Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of Texas, without giving effect to the principles of conflict of laws thereof.

            8.10. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together will constitute one and the same agreement.

            8.11. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties will be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

            8.12. Survival. The representations, warranties, covenants and agreements in this Agreement will survive the Closing and will not be affected by any information available to or in the possession of the party seeking to enforce its rights under any Transaction Document.

            8.13. Miscellaneous. As used in this Agreement, (i) references to Sections, Articles, Exhibits and Schedules are to Sections, Articles, Exhibits and Schedules of or to this Agreement, (ii) terms used herein with initial capital letters have the meanings ascribed to them herein, (iii) the terms "Affiliate" and "Associate" have the meanings ascribed to those terms in Rule 405 under the Securities Act, (iv) the word "or" is disjunctive but not exclusive, (v) no provision hereof will be interpreted in favor of or against any party by reason of which party drafted such provision or this Agreement as an entirety, and (vi) terms used herein which are defined in GAAP have the meanings ascribed to them therein.

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereto duly authorized.

                              FRANKLIN COVEY CO.

                              By: /s/ Jon Rowberry
                                  ------------------------------------
                              Name: Jon Rowberry


                              KNOWLEDGE CAPITAL INVESTMENT GROUP

                              By: /s/ Robert A. Whitman
                                  ------------------------------------
                              Name: Robert A. Whitman